As filed with the Securities and Exchange Commission on June 19, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cipher Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2345 Argentia Road, Suite 100A

Mississauga, Ontario

L5N 8K4

(905) 602-5840

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Performance and Restricted Share Unit Plan

(Full title of the plan)

CT Corporation

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 590-9331

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (5)
Common Shares, subject to performance share units and restricted share units (2)	250,000 (3)	$8.77 (4)	$2,192,500	$254.77
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares, no par value (“Common Shares”), of Cipher Pharmaceuticals Inc. (the “Registrant”) which, as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the Registrant’s Performance and Restricted Share Unit Plan (the “Plan”).

(2)		The Common Shares being registered relate to future awards that may be granted under the Plan.
(3)

The Plan permits the issuance of up to 10% of the total number of issued and outstanding Common Shares at any time, subject to other limitations. The board of directors of the Registrant has authorized the registration of 250,000 Common Shares pursuant to this Registration Statement. Additional Common Shares may be issued to Plan participants outside the United States in reliance upon applicable exemptions from registration under the Securities Act. If the Registrant elects to register more than 250,000 Common Shares pursuant to the Plan, it will amend this Registration Statement to include such shares and pay the applicable registration fee.

(4)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of Common Shares on the Nasdaq Global Market on June 16, 2015.

(5)		Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering price multiplied by .0001162.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*      The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, or excerpts thereof as indicated, filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(1)   Annual report on Form 40-F of the Registrant for the fiscal year ended December 31, 2014, filed with the Commission on March 31, 2015;

(2)   Report on Form 6-K of the Registrant, furnished to the Commission on May 18, 2015, with respect to the voting results of the Registrant’s Annual and Special Meeting;

(3)   Report on Form 6-K of the Registrant, furnished to the Commission on May 15, 2015, with respect to the adoption of a new By-Law No. 3 and the amendment and restatement of By-Law No. 1 of the Registrant;

(4)   Report on Form 6-K of the Registrant, furnished to the Commission on May 13, 2015, with respect to the Registrant’s unaudited consolidated financial statements for the three months ended March 31, 2015, and related Management’s Discussion and Analysis;

(5)   Report on Form 6-K of the Registrant, furnished to the Commission on May 8, 2015, with respect to the business acquisition report and related financial statements in connection with the Registrant’s acquisition of Innocutis Holdings, LLC;

(6)   Report on Form 6-K of the Registrant, furnished to the Commission on April 23, 2015, with respect to the material change report, membership interest purchase agreement and securities purchase agreement in connection with the acquisition of Innocutis Holdings, LLC;

(7)   Report on Form 6-K of the Registrant, furnished to the Commission on April 16, 2015, with respect to the Registrant’s management information circular;

(8)   Report on Form 6-K of the Registrant, furnished to the Commission on February 25, 2015, with respect to the Registrant’s audited consolidated financial statements for the fiscal year ended December 31, 2014 and related Management’s Discussion and Analysis; and

(9)   The description of the Common Shares, included in the Registration Statement on Form 40-F, filed with the Commission on November 7, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Registrant hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario) (the “OBCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity, of another entity:

(a)           against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with the Registrant or other entity as described above; and

(b)           with court approval, against all costs, charges and expenses reasonably incurred by the individual in connection with an action brought by or on behalf of the Registrant or another entity to obtain a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above;

provided, in all cases, such individual (i) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful.

In addition, the Registrant may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in (a) above and, with court approval, (b) above but the individual is required to repay the money to the Registrant if the individual did not act honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request.

Notwithstanding the foregoing, a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, is entitled to be indemnified by the Registrant against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the individual’s association with the Registrant or other entity as described above, if the individual seeking the indemnity, (i) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and such individual, (ii) acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request, and (iii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that the individual’s conduct was lawful.

Subject to the limitations contained in the OBCA, the By-laws of the Registrant provide that every director or officer of the Registrant, every former director or officer of the Registrant, or a person who acts or acted at the Registrant’s request as a director or officer or an individual in a similar capacity, of another entity, be indemnified by the Registrant against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, if (i) such person acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or as an individual in a similar capacity at the Registrant’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful.

In addition, as is customary for many public corporations, the Registrant has entered into indemnity agreements (the “Indemnity Agreements”) with its directors and certain senior officers whereby the Registrant agreed, subject to applicable law, to indemnify those persons against all costs, charges and expenses which they may sustain or incur in third party actions if: such director or officer complied with his or her fiduciary duties; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. The Indemnity Agreements further require the Registrant to pay interim costs and expenses of the director or officer.  Indemnity payments are subject to the proviso that the director or officer is obligated to repay such payments, including interim costs and expenses, if the outcome of any litigation or proceeding establishes that the director or officer was not entitled to such indemnification.

The Registrant also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers of the Registrant. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Reference is made to Item 9 for the undertakings of the Registrant with respect to indemnification of liabilities arising under the Securities Act.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Exhibit

4.1

Articles of Incorporation of Cipher Pharmaceuticals Inc. (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File Number 333-205107, filed with the Commission on June 19, 2015 and incorporated by reference herein)

4.2

Amended and Restated By-Law 1 of Cipher Pharmaceuticals Inc. (furnished as Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on May 15, 2015 and incorporated by reference herein)

4.3

By-Law 2 of Cipher Pharmaceuticals Inc. (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File Number 333-205107, filed with the Commission on June 19, 2015 and incorporated by reference herein)

4.4	By-Law 3 of Cipher Pharmaceuticals Inc. (furnished as Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on May 15, 2015 and incorporated by reference herein)

5.1	Opinion of Goodmans LLP as to the legality of the securities being registered

23.1	Consent of Goodmans LLP (included in the opinion filed as Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Performance and Restricted Share Unit Plan

Item 9.   Undertakings.

(a)   The Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Canada on June 19, 2015.

CIPHER PHARMACEUTICALS INC.

By:	/s/ Norman Evans
Name:	Norman Evans
Title:	Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shawn Patrick O’Brien and Norman Evans, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of Cipher Pharmaceuticals Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of June, 2015.

Signature	Title

/s/ Shawn Patrick O’Brien	President and Chief Executive Officer
Shawn Patrick O’Brien	(principal executive officer)

/s/ Norman Evans	Chief Financial Officer and Secretary
Norman Evans	(principal financial officer and principal accounting officer)

/s/ Gerald P. McDole	Chair and Director
Gerald P. McDole

/s/ John D. Mull	Director
John D. Mull

/s/ Stephen R. Wiseman	Director
Stephen R. Wiseman

/s/ Stefan Aigner	Director
Stefan Aigner

/s/ William D. Claypool	Director
William D. Claypool

/s/ Thomas G. Wellner	Director
Thomas G. Wellner

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1

Articles of Incorporation of Cipher Pharmaceuticals Inc. (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File Number 333-205107, filed with the Commission on June 19, 2015 and incorporated by reference herein)

4.2

Amended and Restated By-Law 1 of Cipher Pharmaceuticals Inc. (furnished as Exhibit 99.2 to the Registrant’s Report on Form 6-K furnished to the Commission on May 15, 2015 and incorporated by reference herein)

4.3

By-Law 2 of Cipher Pharmaceuticals Inc. (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File Number 333-205107, filed with the Commission on June 19, 2015 and incorporated by reference herein)

4.4	By-Law 3 of Cipher Pharmaceuticals Inc. (furnished as Exhibit 99.1 to the Registrant’s Report on Form 6-K furnished to the Commission on May 15, 2015 and incorporated by reference herein)

5.1	Opinion of Goodmans LLP as to the legality of the securities being registered

23.1	Consent of Goodmans LLP (included in the opinion filed as Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Performance and Restricted Share Unit Plan